Exhibit 99.3

GrowGeneration Corp.

CHARTER OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

PURPOSE AND POLICY

The purpose of the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of GrowGeneration Corp. (the “Company”) is to (i) oversee all aspects of the Company’s corporate governance functions on behalf of the Board; (ii) make recommendations to the Board regarding corporate governance issues; (iii) identify, review and evaluate candidates to serve as directors of the Company consistent with criteria approved by the Board and review and evaluate incumbent directors; (iv) serve as a focal point for communication between such candidates, non-committee directors and the Company’s management; (v) select or recommend to the Board for selection candidates to the Board to serve as nominees for director for the annual meeting of stockholders; and (vi) make other recommendations to the Board regarding affairs relating to the directors of the Company, including director compensation.

The policy of the Committee, in discharging these obligations, shall be to promote best corporate governance practices, ensure the Board is comprised of only highly qualified directors, and foster an open avenue of communication between the Committee and management of the Company.

COMPOSITION

The Committee shall consist of at least two members of the Board. No Committee member shall be an employee of the Company and each member shall be an independent director as determined by the Board, in accordance with the applicable independence requirements of The Nasdaq Stock Market (“Nasdaq”), when and as required by Nasdaq. The members of the Committee shall be appointed by and serve at the discretion of the Board. Vacancies occurring on the Committee shall be filled by the Board. The Committee’s chairperson (the “Chair”) shall be designated by the Board or, if it does not do so, the Committee members shall elect a Chair by vote of a majority of the full Committee. The Chair (or in his or her absence, a member designated by the Chair) shall preside at all meetings of the Committee.

MEETINGS AND MINUTES

The Committee shall hold such regular or special meetings as its members deem necessary or appropriate, but in no event less than annually. The presence in person or by telephone of a majority of the Committee’s members shall constitute a quorum for any meeting of the Committee. All actions of the Committee will require (i) the vote of a majority of the members present at a meeting of the Committee at which a quorum is present or (ii) unanimous written consent of the members of the Committee then serving. Minutes of each meeting will be kept and distributed to each member of the Committee, members of the Board who are not members of the Committee and the Secretary of the Company. The Chair of the Committee will report to the Board from time to time or whenever so requested by the Board.

AUTHORITY

The Committee shall have authority to retain and determine compensation for, at the expense of the Company, special legal, accounting or other advisors or consultants as it deems necessary or appropriate in the performance of its duties, including executive search firms to help identify director candidates. The Committee shall also have authority to pay, at the expense of the Company, ordinary administrative expenses that, as determined by the Committee, are necessary or appropriate in carrying out its duties. Each member of the Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Committee to discharge his or her responsibilities hereunder. The Committee shall have authority to require that any of the Company’s personnel, counsel, accountants (including the Company’s independent auditors) or investment bankers, or any other consultant or advisor to the Company attend any meeting of the Committee or meet with any member of the Committee or any of its special outside legal, accounting or other advisors or consultants. The approval of this charter by the Board shall be construed as a delegation of authority to the Committee with respect to the responsibilities set forth herein.

OPERATING PRINCIPLES AND PROCESSES

In fulfilling its function and responsibilities, the Committee should give due consideration to the following operating principles and processes:

1.	Communication. Regular and meaningful contact throughout the year with the Board, committee chairpersons, members of senior management and independent professional advisors to the Board and its various committees, as applicable, is viewed as important for strengthening the Committee’s knowledge of relevant current and prospective corporate governance issues.

2.	Committee Education/Orientation. Developing with management and participating in a process for systematic review of important corporate governance issues and trends in corporate governance practices that could potentially impact the Company will enhance the effectiveness of the Committee.

RESPONSIBILITIES

The operation of the Committee will be subject to the provisions of the Bylaws of the Company and the Colorado General Corporation Law, each as in effect from time to time. The Committee will have the full power and authority to carry out the following primary responsibilities or to delegate such power and authority to one or more subcommittees of the Committee:

1.	Director Nominations. The Committee shall have the responsibility of identifying, reviewing and evaluating candidates to serve on the Board, including consideration of any potential conflicts of interest as well as applicable independence and experience requirements. The Committee shall have primary responsibility for determining the minimum qualifications for service on the Board and the right to modify the qualifications from time to time. The Committee shall also have the primary responsibility for reviewing, evaluating and considering the recommendation for nomination of incumbent directors for reelection to the Board, as well as monitoring the size of the Board. The Committee shall also select or recommend to the Board for selection candidates to the Board to serve as nominees for director for the annual meeting of stockholders. The Committee shall also have the power and authority to consider recommendations for Board nominees and proposals submitted by the Company’s stockholders and to establish any policies, requirements, criteria and procedures, including policies and procedures to facilitate stockholder communications with the Board, to recommend to the Board appropriate action on any such proposal or recommendation and to make any disclosures required by applicable law in the course of exercising its authority.

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2.	Board and Director Assessment. The Committee shall periodically review, discuss and assess the performance of the Board, including Board committees, seeking input from senior management, the full Board and others. The assessment shall include evaluation of the Board’s contribution as a whole and effectiveness in serving the best interests of the Company and its stockholders, specific areas in which the Board and/or management believe contributions could be improved, and overall Board composition and makeup, including the reelection of current Board members. The factors to be considered shall include whether the directors, both individually and collectively, can and do provide the integrity, experience, judgment, commitment (including having sufficient time to devote to the Company and level of participation), skills, diversity and expertise appropriate for the Company. In assessing the directors, both individually and collectively, the Committee may consider the current needs of the Board and the Company to maintain a balance of knowledge, experience and capability in various areas. The Committee shall also consider and assess the independence of directors, including whether a majority of the Board continue to be independent from management in both fact and appearance, as well as within the meaning prescribed by Nasdaq. The results of these reviews shall be provided to the Board for further discussion as appropriate.

3.	Board Committee Nominations. The Committee, after due consideration of the interests, independence and experience of the individual directors and the independence and experience requirements of Nasdaq, the rules and regulations of the Securities and Exchange Commission and applicable law, shall evaluate the performance of the members of the committees of the Board, review the composition of such committees and recommend to the entire Board annually the Chair and membership of each such committee.

4.	Board Meeting Procedures. The Committee shall assist the chairperson of the Board or lead director in developing effective Board meeting practices and procedures.

5.	Continuing Education. The Committee shall consider the need and, if necessary, develop and institute a plan or program for the continuing education of directors.

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6.	Corporate Governance Principles. The Committee shall develop, if and when appropriate, a set of corporate governance principles to be applicable to the Company, shall periodically review and assess these principles and their application, and shall recommend any changes deemed appropriate to the Board for its consideration.

7.	Procedures for Information Dissemination. The Committee shall oversee and review the processes and procedures used by the Company to provide information to the Board and its committees. The Committee should consider, among other factors, the reporting channels through which the Board and its committees receive information and the level of access to outside advisors where necessary or appropriate, as well as the procedures for providing accurate, relevant and appropriately detailed information to the Board and its committees on a timely basis.

8.	Non-Employee Director Compensation. The Committee shall assist the members of the Compensation Committee of the Board or the Board, as requested, in determining the compensation paid to non-employee directors for their service on the Board and its committees and recommend any changes considered appropriate to the full Board for its approval.

9.	Management Succession. The Committee shall periodically review with the Chief Executive Officer of the Company the plans for succession to the offices of the Company’s Chief Executive Officer and other key executive officers and make recommendations to the Board with respect to the selection of appropriate individuals to succeed to these positions.

10.	Certificate of Incorporation, Bylaws, and Committee Charters. The Committee shall review and assess the adequacy of the Company’s Certificate of Incorporation and Bylaws and the charters of any committee of the Board (the “Governing Documents”) periodically in order to ensure compliance with any principles of corporate governance developed by the Committee and recommend to the Board for its consideration any necessary modifications to the Governing Documents.

11.	Annual Evaluation and Charter Review. The Committee shall review, discuss and assess its own performance at least annually. The Committee shall also review and assess the adequacy of this charter at least annually, and shall recommend any proposed changes to the Board for its consideration and approval.

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